                                                                    Exhibit 99.1

e resources inc secures financing

FORT WORTH, Texas--(BUSINESS WIRE)--May 9, 2001--e resources inc (OTC BB:EGRO news), announced today that it has received the first Three Hundred Thousand Dollars ($300,000) of a Six Hundred Thousand Dollars ($600,000.00) Investment from a group of New York based investment funds. Additional details will be available in an 8K filing. e resources stated that the majority of this financing will be used to develop I'm On Air, ("IOA"), an innovative communication and marketing system based on a proprietary digital media platform.

Driven by a `promotion-centric' philosophy, IOA's product and service platform is planned to deliver a uniquely powerful permission-based sales and marketing tool to organizations striving to advance brand awareness, sales and promotional opportunities, and market or `mind share' within their target audiences. When fully developed, IOA is anticipated to provide an integrated system that will bring a synergistic `boost' to an organization's sales and marketing strategy. "We realize that recent technological advancements in the Internet space did not create a new economy or even altered consumers' buying habits, but these advancements have created many new media opportunities and this initial funding will allow I'm On Air to develop its technology base to prepare to enter an established market with a set of new and unique solutions" noted e resources Chief Executive Officer, Chris Curtis.

This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created hereby. Words such as ``intend,'' ``anticipate,'' ``believe,'' ``estimate,'' ``plan,'' and ``expect'' and variations of these words and similar expressions are intended to identify these forward-looking statements. All statements other than statements of historical facts contained or incorporated by reference in this report, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. We express our expectations, beliefs and projects in good faith and believe our expectations reflected in these forward-looking statements are based on reasonable assumptions. However, we cannot assure that these expectations, beliefs or projections will prove to be correct. Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things: (i) the risks associated with growth; (ii) the rapid changes in technology; and (iii) changes in consumer demand and preferences. In light of these risks, uncertainties and assumptions, the actual outcome of the forward-looking events discussed could differ materially.

Contact:
  e resources inc
  Richard Distler, 817/491-8698
  rdistler@theeresource.com